Exhibit 99.3
Report of Independent Registered Public Accounting Firm on Compliance
The Board of Directors
Principal Financial Group, Inc.
Principal Life Insurance Company
We have examined Principal Financial Group, Inc. and Principal Life Insurance Company’s (collectively, the “Company”) compliance with the specified standards identified in Exhibit A to the Report of Management on Compliance (the “specified standards”) with respect to the secured notes issued by Principal Life Income Fundings Trust 1 during the year ended December 31, 2007. Management is responsible for compliance with those specified standards. Our responsibility is to express an opinion on the Company’s compliance based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the specified standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the specified standards.
Our examination disclosed the following material noncompliance with the specified standards applicable to the Company during the year ended December 31, 2007. In some instances, Current Reports on Form 8-K were filed late with the Securities and Exchange Commission and Current Reports on Form 8-K included errors regarding the compensation paid to Citibank, N.A., as indenture trustee. In addition, indenture trustee reports were not provided timely to the holders of record.
In our opinion, except for the material noncompliance described in the third paragraph, Principal Financial Group, Inc. and Principal Life Insurance Company complied with the aforementioned specified standards during the year ended December 31, 2007, is fairly stated, in all material respects.
/s/ Ernst & Young LLP
Des Moines, Iowa
March 27, 2008

Report of Management on Compliance
I, as a member of management of Principal Financial Group, Inc. and Principal Life Insurance Company (collectively, the “Company”), am responsible for complying with the standards identified in the attached Exhibit A (the “specified standards”) with respect to the secured notes issued by Principal Life Income Fundings Trust 1. I am also responsible for establishing and maintaining effective internal control over compliance with these specified standards. I have performed an evaluation of the Company’s compliance with the specified standards as of December 31, 2007 and for the year then ended. In some instances, Current Reports on Form 8-K were filed late with the Securities and Exchange Commission and Current Reports on Form 8-K included errors regarding the compensation paid to Citibank, N.A., as indenture trustee. In addition, indenture trustee reports were not provided timely to the holders of record. Except as for the instances of non-compliance noted above, I assert that during the year ended December 13, 2007, the Company complied, in all material respects, with the specified standards.
/s/ Terrance J Lillis
Terrance J. Lillis
Chief Financial Officer — Retirement and Investor Services
March 27, 2008

Exhibit A
Specified Standards
I. Funding Agreement Payments
Funding agreement payments have been:
1.	calculated according to the terms of the Funding Agreement; and

2.	promptly paid, within two business days of the due date, to the Indenture Trustee at the direction of the appropriate Principal Life Income Fundings Trust.
II. Guarantee Payments in Support of the Payment of Amounts Due on the Funding Agreement
Support of the payment of amounts due on the Funding Agreement, if any, have been:
1.	calculated according to the terms of the Funding Agreement; and

2.	promptly paid, within two business days of the due date, to the Indenture Trustee at the direction of the appropriate Principal Life Income Fundings Trust.
III. Payments Under Indenture
Confirmed that the Indenture Trustee has used the amounts described in I.1. and II.1., if any, to pay, within two business day of the due date, amounts due on the secured notes to the Depository Trust Company in accordance with the terms of the Indenture.
IV. Reporting
1.	The Indenture Trustee Reports have been provided to the holders of record within ten days of an interest payment.

2.	The Current Reports on Form 8-K have been filed with the Securitie Exchange Commission within fifteen days of an interest payment.